Exhibit 10.5

FIRST ADDENDUM TO LEASE AGREEMENT

This First Addendum to Lease Agreement is made this 25th day of Sept, 2014, by and between The Can Company, LLC, a Maryland limited liability company (hereinafter the “Landlord”) and Millennial Media, Inc., a Delaware limited corporation (hereinafter the “Tenant”).

Reference is made to the Lease and exhibits thereto dated the 1st day of January, 2014,  between Landlord and Tenant, (hereinafter the “Lease”) for the lease of a certain space having a rental area of approximately 95,911 sq. ft. of office space, to be increased by 15,093 square feet of space pursuant to Section 2.3 of the Lease (“the Travel Click Space”) in the property known as The Can Company, located on Boston Street, Baltimore, Maryland.

WHEREAS, Tenant executed the foregoing Lease with the Landlord; and

WHEREAS,  the parties desire to modify certain terms of the Lease; and

WEHERAS, the parties desire to memorialize the terms of the Lease modification in writing and this First Addendum is being executed in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

1.

That the construction of the “Entry Volume” by the Tenant shall no longer be required.  The zone which is the current courtyard (north of the imaginary line created by connecting the southeast corner of the Signature Building and southwest corner of the Boiler House and outside of the building perimeter shall be defined as the Millennial Exclusive Entry Zone, Tenant shall maintain the area including planting, and have exclusive use of the Millennial Exclusive Entry Zone.  Landlord will provide an annual allowance of $5,000 toward Tenant’s operating cost to be used at the discretion of the Tenant.

2.

That notwithstanding that the “Entry Volume” is not going to be built, the square footage of the Premises (95,911 square feet, plus an additional 15,093 for the “TravelClick” Space), shall not change.  In consideration for this, Landlord will reduce the Rent which had been attributable to the Entry Volume, to seventy-percent (70%) of that prior figure.  The annualized rent for the Entry Volume during the applicable months (see 4 below) of the Lease Year from October 1, 2014 to September 30th, 2015 is therefore $46,612.65, a reduction of approximately $19,969 on an annualized basis or $1,664 monthly.    Accordingly, and so long as the Entry Volume is not built, the Rent Table found in section 4.1(A), is deleted and replaced with the following:

	Rentable	Annual	Monthly
	Square	Base	Base
Month Starting	Feet	Rent	Rent
January 1, 2014 to June 30, 2014	33,601		$63,655.00
July 1, 2014 to September 30, 2014	82,253		$168,054.08
October 1, 2014 to December 31, 2014	93,325		$200,259.90
January 1, 2015 to September 30, 2015	95,911		$204,144.28
October 1, 2015 to September 30, 2016	95,911	$2,517,187.56	$209,765.63
October 1, 2016 to September 30, 2017	95,911	$2,586,315.92	$215,526.33
October 1, 2017 to September 30, 2018	95,911	$2,657,445.60	$221,453.80
October 1, 2018 to September 30, 2019	95,911	$2,730,523.86	$227,543.66
October 1, 2019 to September 30, 2020	95,911	$2,805,612.69	$233,801.06
October 1, 2020 to September 30, 2021	95,911	$2,882,767.79	$240,230.65
October 1, 2021 to September 30, 2022	95,911	$2,962,038.67	$246,836.55
October 1, 2022 to September 30, 2023	95,911	$3,043,499.66	$253,624.97
October 1, 2023 to September 30, 2024	95,911	$3,127,195.68	$260,599.64

The rent scheduThe rent schedule pursuant to the Travel Click space as shown on Article 4.1B of the Lease remains unchanged.

3.	Except for the designated Entry Volume space of 2,586 square feet, the Monthly Base Rent for the remaining direct leased Premises of 93,325 square feet shall commence on October 1st, 2014.

4.	The designated Entry Volume space of 2,586 square feet will commence paying rent on January 1, 2015.

5.	That the “Termination Date” as defined in Section 3.1(a), is hereby amended to be “September 30th, 2024”.

6.

The Tenant no longer desires to “brand” the property. Accordingly Section 6.4 paragraphs (a), (b), and (c) are deleted in their entirety. In lieu of a branding allowance, Landlord shall provide a Supplemental Tenant Improvement Allowance of thirty-five thousand dollars ($35,000) In addition, the Landlord shall instruct Landlord’s Agent to issue a proposed modification of the Work Letter for countersignature of the Tenant’s Agent to provide that the costs of Factory Building window treatment will be deemed an eligible cost under the Work Letter. Tenant may elect to apply the Supplemental Tenant Allowance toward the cost of window treatment or any other tenant improvement cost.  Notwithstanding the above, the Tenant shall have the right, subject to approval of local jurisdiction and Landlord’s reasonable review and approval rights, to install at its own installation and maintenance expense, an exterior sign at the Boiler House or Annex.

7.	Except as otherwise modified herein, all of the terms, covenants and conditions of the afore-referenced Lease Instruments shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have placed their hands and seals hereto the day and year first above written.

WITNESS or ATTEST:	LANDLORD:

THE CAN COMPANY, LLC

By: Canton Court, L.L.C., its managing member

By: Hudson Street Real Estate Development, LLP,
its managing member

By: Luzerne Ave. LLC, its managing partner

/s/ Joseph Summers	By:	/s/ Charles M. Eccles	(Seal)
Name: Charles M. Eccles
Title: Vice President

TENANT:
MILLENNIAL MEDIA, INC.

/s/ Paul Broberg	By:	/s/ Andrew Jeanneret	(Seal)